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                                                                      Exhibit 11

                         CMP Media Inc. and Subsidiaries
                     Computation of Pro Forma Net Income Per
                       Common and Common Equivalent Share
                      (in thousands, except share amounts)
                                    unaudited

                                                         Three months ended         Nine months ended
                                                            September 30,             September 30,
                                                      ------------------------  ------------------------
                                                          1996         1997         1996         1997
                                                      -----------  -----------  -----------  -----------
Historical income before provision for income taxes   $     8,571  $     6,676  $    16,970  $    14,193
Pro forma provision for income taxes assuming
 change in tax status to C corporation prior to
 January 1, 1996                                            3,614        2,911        7,156        6,188
                                                      -----------  -----------  -----------  -----------
Pro forma net income applicable to common and
 common equivalent shares                             $     4,957  $     3,765  $     9,814  $     8,005
                                                      ===========  ===========  ===========  ===========
Primary shares:
 Weighted average number of common stock and
 common stock equivalents outstanding:
   Common stock                                        18,874,570   21,697,904   18,874,570   19,815,681
   Options                                              1,291,753    1,643,182    1,291,753    1,408,896
   Shares required to be issued to pay S corporation
    Distribution                                        1,727,273      575,758    1,727,273    1,343,435
   Shares required to be issued to pay S corporation
    distributions in excess of earnings during the
    previous twelve months                                468,181      156,060      468,181      364,141
                                                      -----------  -----------  -----------  -----------
                                                       22,361,777   24,072,904   22,361,777   22,932,153
                                                      ===========  ===========  ===========  ===========
Fully diluted shares:
 Weighted average number of common stock and
 common stock equivalents outstanding:
   Common stock                                        18,874,570   21,697,904   18,874,570   19,815,681
   Options                                              1,291,753    1,643,182    1,291,753    1,408,896
   Shares required to be issued to pay S corporation
    Distribution                                        1,727,273      575,758    1,727,273    1,343,435
   Shares required to be issued to pay S corporation
    distributions in excess of earnings during the
    previous twelve months                                468,181      156,060      468,181      364,141
                                                      -----------  -----------  -----------  -----------
                                                       22,361,777   24,072,904   22,361,777   22,932,153
                                                      ===========  ===========  ===========  ===========